Exhibit 99.1
eResearchTechnology Reports Second Quarter 2008 Results
Q2 2008 Net Revenues — a record $35.5 million vs. $24.7 million in Q2 2007 — an increase of 43.4%
Q2 2008 Diluted Net Income per Share — $0.13 vs. $0.08 in Q2 2007 — an increase of 62.5%
Q2 2008 Operating Income margin of 30.3% vs. 25.3% in Q2 2007
Q2 2008 New Bookings of $49.0 million vs. $34.5 million in Q2 2007
PHILADELPHIA, August 4, 2008/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (eRT), (Nasdaq: ERES - News), a leading provider of centralized ECG and eClinical technology, ePRO and other services to the pharmaceutical, biotechnology, medical device and related industries, announced today results for the second quarter and six-month period ended June 30, 2008.
Financial highlights for the second quarter of 2008 were:
•	Record quarterly net revenues of $35.5 million, a 43.4% increase from the second quarter of 2007;
•	Diluted net income per share of $0.13, a 62.5% increase from the second quarter of 2007;
•	Gross margin of $20.2 million for a gross margin percentage of 57.0%, a 310 basis point increase from the second quarter of 2007. The gross margin included the impact of the operating results of CCSS and the integration of CCSS into eRT. CCSS generated net revenues of $3.0 million while incurring costs of revenue of $2.4 million;
•	Operating income of $10.8 million, a 72.2% increase from the second quarter of 2007. Operating income margin percentage was 30.3%, a 500 basis point increase from the second quarter of 2007. Operating income included a loss of $0.3 million from the operations of CCSS and the integration of CCSS into eRT;
•	New bookings of $49.0 million compared to $34.5 million for the second quarter of 2007, an increase of 42.0%;
•	New bookings included a record 15 new Thorough ECG study agreements, valued at an average of slightly greater than $900,000 each;
•	The backlog was a record $157.9 million, an increase of $6.5 million from March 31, 2008;
•	The book-to-bill ratio was 1.4 in the second quarter of 2008, the same as in the second quarter of 2007; and
•	eRT ended the second quarter with $55.9 million in cash, cash equivalents and investments, an increase of $7.0 million from $48.9 million at March 31, 2008. For the three months ended June 30, 2008, net cash provided by operating activities was $10.4 million.
Other recent highlights:
•	eRT appointed Keith Schneck as its new Chief Financial Officer in July 2008; Mr. Schneck has extensive public company experience as the CFO for Neoware, Inc. and Integrated Circuit Systems;
•	The cancellation rate was an annualized 18.1% as compared to an annualized cancellation rate of 17.6% in the second quarter of 2007;
•	Reflecting our growth, we are moving our corporate headquarters (and US-based core lab) in Philadelphia to a larger facility, also in Philadelphia, by the end of 2008; and
•	eRT appointed Michael DeMane to the Board of Directors in July 2008. Mr. DeMane was previously Chief Operating Officer of Medtronic, Inc. and served as Senior Vice President and President Europe, Canada, Latin America and Emerging Markets. Mr. DeMane brings a wealth of international operations and marketing experience to the Board.
“We are very pleased with the second quarter results where we saw record quarterly revenue, ECG transactions, backlog and very strong bookings for eRT,” commented Dr. Michael McKelvey, President and

CEO of eRT. “Our services revenue grew by 55.9%, driven by outstanding growth in our core cardiac safety business. Bookings were strong, especially for Thorough QT studies. In comparison to the first quarter of 2008, margins increased in all three revenue categories — services, site support, and licenses. Net income was $6.7 million, an increase of 60.9% from $4.1 million for the second quarter of 2007. The second quarter results again demonstrated the leverage in our business model as evidenced by expanding gross margins and net income growth.”
For the six months ended June 30, 2008, the Company reported revenues of $69.1 million compared to $45.8 million for the six months ended June 30, 2007, an increase of 50.9%. eRT reported net income of $12.4 million, or $0.24 per diluted share, for the six months ended June 30, 2008 compared to net income of $6.4 million, or $0.12 per diluted share, for the six months ended June 30, 2007.
The Company’s gross margin percentage for the six months ended June 30, 2008 was 54.8% compared to 51.0% for the six months ended June 30, 2007. Operating income margin for the six months ended June 30, 2008 was 27.8% compared to 20.4% for the six months ended June 30, 2007. The Company’s tax rate was 37.7% for the six months ended June 30, 2008 compared to 39.0% for the six months ended June 30, 2007. For the six months ended June 30, 2008, cash provided by operating activities was $18.0 million.
“We continue to execute very well on our projects. The integration of the CCSS acquisition is approximately 3 months ahead of schedule. We are very fortunate to hire someone of the caliber of Keith Schneck as our new CFO. We believe that he will make a strong impact on our business. Our pipeline of new opportunities is strong, reflecting the continued emphasis on cardiac safety and eRT’s reputation for quality, medical and scientific leadership, project execution and technology innovation,” continued Dr. McKelvey. “The pricing environment continues to be stable. We continue to see expanded opportunities with all of our CRO key partnerships and Phase I units. While there are many areas in which we need to continue to improve, the first half of the year has been an excellent start to the year.”
2008 Guidance
The Company issued guidance for the third quarter of 2008 and for the full year 2008. eRT expects to report revenues of between $33.0 million and $35.0 million, reflecting a normal slowdown due to summer vacations which typically reduces study activity, and diluted net income per share of between $0.10 to $0.12 for the third quarter ending September 30, 2008. For the full year 2008, the Company is confirming its previously issued guidance for revenue of between $133.0 million and $140.0 million and increasing the lower end of its guidance for diluted net income per share to between $0.46 to $0.49; previously issued guidance for diluted net income per share was between $0.44 to $0.49.
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 p.m. EDT on August 4, 2008. Interested participants should call 800-659-2032 when calling within the United States or 617-614-2712 when calling internationally. Please use pass code 98614709. There will be a playback available until August 11, 2008. To listen to the playback, please call 888-286-8010 when calling within the United States or 617-801-6888 when calling internationally. Please use pass code 80358836 for the replay.
This call is being webcast by Thomson Financial and can be accessed at eRT’s web site at www.eRT.com. The webcast may also be accessed at Thomson’s Institutional Investor website at http://phx.corporate-ir.net/playerlink.zhtml?c=119164&s=wm&e=1903663. The webcast can be accessed until August 4, 2009 on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG)

technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2008 financial guidance, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, integration of acquisitions, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Net revenues:
Licenses	$580	$870	$1,362	$1,495
Services	17,561	27,380	31,529	52,653
Site support	6,593	7,222	12,927	14,997

Total net revenues	24,734	35,472	45,818	69,145

Costs of revenues:
Cost of licenses	63	170	129	370
Cost of services	7,233	10,483	14,023	20,997
Cost of site support	4,117	4,599	8,312	9,867

Total costs of revenues	11,413	15,252	22,464	31,234

Gross margin	13,321	20,220	23,354	37,911

Operating expenses:
Selling and marketing	3,054	3,810	5,592	7,133
General and administrative	2,919	4,601	6,388	9,474
Research and development	1,102	1,051	2,027	2,050

Total operating expenses	7,075	9,462	14,007	18,657

Operating income	6,246	10,758	9,347	19,254
Other income, net	569	244	1,119	671

Income before income taxes	6,815	11,002	10,466	19,925
Income tax provision	2,676	4,342	4,079	7,519

Net income	$4,139	$6,660	$6,387	$12,406

Basic net income per share	$0.08	$0.13	$0.13	$0.24

Diluted net income per share	$0.08	$0.13	$0.12	$0.24

Shares used to calculate basic net income per share	50,493	50,734	50,346	50,686

Shares used to calculate diluted net income per share	51,782	52,182	51,606	52,038

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2007	June 30, 2008
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$38,082	$49,446
Short-term investments	8,797	6,405
Accounts receivable, net	26,718	29,302
Prepaid income taxes	743	—
Prepaid expenses and other	3,087	4,291
Deferred income taxes	901	899

Total current assets	78,328	90,343

Property and equipment, net	33,347	29,852
Goodwill	30,908	33,229
Intangible assets	3,849	2,947
Deferred income taxes	1,011	1,375
Other assets	253	660

Total assets	$147,696	$158,406

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,505	$3,223
Accrued expenses	12,103	8,078
Income taxes payable	2,352	1,970
Current portion of capital lease obligations	1,097	290
Deferred revenues	13,905	14,487

Total current liabilities	32,962	28,048

Capital lease obligations, excluding current portion	48	—
Other liabilities	1,174	1,162

Total liabilities	34,184	29,210

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 58,870,291 and 59,081,686 shares issued, respectively	589	591
Additional paid-in capital	87,957	91,217
Accumulated other comprehensive income	1,679	1,695
Retained earnings	85,477	97,883
Treasury stock, 8,247,119 shares at cost	(62,190)	(62,190)

Total stockholders’ equity	113,512	129,196

Total liabilities and stockholders’ equity	$147,696	$158,406

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2007	2008
Operating activities:
Net income	$6,387	$12,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,139	8,574
Cost of sales of equipment	535	492
Provision for uncollectible accounts	—	60
Share-based compensation	1,142	1,366
Deferred income taxes	294	(360)
Changes in operating assets and liabilities exclusive of CCSS acquisition:
Accounts receivable	(2,269)	(2,622)
Prepaid expenses and other	(833)	(1,616)
Accounts payable	(2,184)	(240)
Accrued expenses	382	(1,013)
Income taxes	2,553	348
Deferred revenues	(647)	583

Net cash provided by operating activities	12,499	17,978

Investing activities:
Purchases of property and equipment	(7,995)	(5,239)
Purchases of investments	(40,651)	—
Proceeds from sales of investments	39,530	2,392
Payments for acquisition	—	(4,798)

Net cash used in investing activities	(9,116)	(7,645)

Financing activities:
Repayment of capital lease obligations	(1,132)	(855)
Proceeds from exercise of stock options	1,462	1,174
Stock option income tax benefit	578	704

Net cash provided by financing activities	908	1,023

Effect of exchange rate changes on cash	108	8

Net increase in cash and cash equivalents	4,399	11,364
Cash and cash equivalents, beginning of period	15,497	38,082

Cash and cash equivalents, end of period	$19,896	$49,446